Exhibit 10.12

COMMUNICATIONS SERVICES AGREEMENT

This agreement (the “Agreement”) is made this 20th day of July, 2011, between JOL Group, LLC. (hereinafter referred to as “Consultant”), and TK Star Design Inc, a Nevada Corporation (hereinafter referred to as “Client” and together with Consultant, the “Parties”):

RECITALS

WHEREAS, the Client desires to engage the services of the Consultant to perform various phases of expanding awareness of the Client among the general public; and

WHEREAS, Consultant through its principals, agents and employees, has certain expertise in public relations activities, which involve corporate relations and relationships with various industry professionals, of the nature and type contemplated by the Client.

NOW THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.

Term

This Agreement shall remain in effect commencing on the date hereof for a period of Nine (9) months.  Client may cancel this Agreement upon five (5) days written notice however all compensation and fees as defined in Section 3 will be deemed earned upon the execution of this agreement.

2.

Consulting Services

a.

Providing the Client with an in-depth marketing program

b.

Execution of multiple marketing functions relating to the Client within the term of this Agreement

c.

Graphic Design: Graphic Design and enhancement of Client’s website

d.

Development of new corporate identity

3.

Compensation

In consideration for the services provided by Consultant to the Client and as the sole and complete compensation for such services, the Client shall pay to Consultant (or its designees) Two Hundred Sixty Thousand Dollars ($260,000) on the date hereof and One Hundred Forty Thousand Dollars ($140,000) by the 105th Day following the Closing Date of the Subscription Agreement attached hereto as Exhibit A. Both Parties acknowledge that pursuant to Section 7(r) of the Subscription Agreement Bernard & Yam. LLP. will hold 900,000 shares of the Client’s common stock in an escrow account as collateral for the payment of One Hundred Forty Thousand Dollars ($140,000). The shares will be issued to the Consultant if payment has not been made within seven (7) calendar days after by the 105th Day following the Closing Date of the Subscription Agreement. Consultant agrees to pay for all of its own expenses.

4.

SEC Legal and Compliance

The Consultant hereby represents that it will perform all services under this Agreement in compliance with applicable laws and that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

a.

The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act

b.

Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of Consultant’s relationship with the Client in any and all of Consultant’s literature or other communication(s) relating to the Client, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

Consultant covenants that all oral communications, written documents or materials regarding the Client delivered or furnished by Consultant to any third party shall be based upon and accurately reflect the information given Consultant by Client.  Consultant shall protect, indemnify and hold harmless Client against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any information which does not accurately or truthfully reflect the information given by Client to Consultant.  Consultant agrees not to disseminate any communication regarding Client without Client’s prior written consent.

5.

Representations and Warranties

Consultant hereby represents to, warrants to, acknowledges to, covenants with and agrees with the Client as follows:

a.

Consultant will not directly or indirectly perform any activities that would constitute violations of federal or applicable state securities laws either on behalf of the Client or Consultant.

6.

Disclaimer of Responsibility for Acts of Other Party.

a.

The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to Client in the form of services.

b.

In no event will the Consultant be required by this Agreement to represent or make management decisions for Client.

c.

All final decisions with respect to acts and omissions of Client or any affiliates and subsidiaries, will be those of Client or such affiliates and subsidiaries, and Consultant will under no circumstances be liable for any expense incurred or loss suffered by Client as a consequence of such acts or omissions.

7.

Exclusivity; Performance; Confidentiality

The services of Consultant hereunder shall not be exclusive for either party, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client and Client may retain other persons or entities whether or not they are competitors of Consultant.  The Consultant agrees that it will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultant pursuant to the terms of this Agreement.  Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner.  The Consultant does not guarantee that its efforts will have any impact or that there will be any specific result or improvement from the Consultant's efforts.  Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

8.

 Independent Contractor

In its performance hereunder, Consultant and its agents shall be an independent contractor. This Agreement shall not be construed to create any relationship of agency, employment, partnership, joint venture or common enterprise by and between Client and Consultant. Consultant has no right, power or authority to legally represent Client, to enter into any contract, commitment, promise or representation on behalf of Client with any customer or any other third party or to incur any liability on behalf of or in the name of Client unless otherwise specifically authorized in writing. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and shall not be subject to the control or supervision of Client, except as to the results of the work. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

9.

 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the law of the State of Texas. Except as otherwise provided herein, any dispute arising out of or related to this Agreement which the Consultant and Client cannot resolve to their mutual satisfaction by negotiation shall be resolved exclusively by litigation in any state or federal court sitting in Harris County, Texas, and each the Consultant and Client hereby irrevocably submits to the exclusive personal and subject matter jurisdiction of any such court.  Further, each the Consultant and Client hereby expressly waive any right it may have to a jury trial.

10.

Indemnification.

Client will protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Client; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by Client herein; or (c) negligence or willful misconduct by Client.

11.

Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Client:

Bernard & Yam, LLP

401 Broadway Suite 1708

New York, NY 10013

Attention: Bin Zhou, Esq.

Facsimile: 212-219-3604

If to Consultant:

________________

________________

________________

Or in each case to such other address and facsimile number as shall have last been furnished by like notice.  If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses.  Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

12.

Miscellaneous

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior statements by the parties, whether oral or written. The parties both acknowledge and agree that they have not relied on any oral representations in entering into this Agreement, but instead of relied on their own judgment. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. This Agreement shall be biding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns. Neither party without the written consent of the other party shall assign this Agreement. This Agreement may be executed in counterparts. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement, effective as of the last date set forth below.

Client:TK Star Design Inc

Consultant: JOL Group, LLC.

Print Name: Guolin Yang

By: /s/ JOL Group LLC

Authorized Agent

Job Title: Chief Executive Officer

Signature:  /s/ Guolin Yang

July 20, 2011